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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549
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                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              UNITECH ENERGY CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                            1311                   86-1024733
--------------------------------------------------------------------------------
(State or other jurisdiction   (Primary Standard Industrial     (IRS Employer
     of incorporation)          Classification Code Number)  identification No.)
     or organization

                         Suite 1250, 520 5th Avenue S.W.
                                Calgary, Alberta
                                     T2P 3R7
                                 (403) 206-2437
          ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public:
 -----------------------------------------------------------------------------
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
 Common Stock                 6,861,007                 $0.70                 $4,802,704.90              $608.50
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.































_________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                              UNITECH ENERGY CORP.
                         Suite 1250, 520 5th Avenue S.W.
                                Calgary, Alberta
                                     T2P 3R7
                                 (403) 206-2437

   6,861,007 shares of common stock of Unitech Energy Corp. ($0.70 per share)

This is an offering of 6,861,007 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.70 per share for a total of $4,802,704.90. The price of $0.70 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 8.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is April 20, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors..............................  7

Prospectus Summary.........................................................  7

The Offering...............................................................  7

Summary of Financial Information ..........................................  7

Risk Factors...............................................................  8

Forward-Looking Statements................................................. 11

Use of Proceeds............................................................ 11

Determination of Offering Price............................................ 11

Dilution................................................................... 12

Selling Security Holders................................................... 12

Plan of Distribution....................................................... 14

Legal Proceedings.......................................................... 16

Directors, Executive Officers, Promoters and Control Persons............... 16

Security Ownership of Certain Beneficial Owners and Management............. 17

Description of Securities.................................................. 17

Interests of Named Experts and Counsel..................................... 18

Description of Business.................................................... 18

Management's Discussion and Analysis or Plan of Operation.................. 23

Description of Property.................................................... 25

Certain Relationships and Related Transactions............................. 25

Market for Common Equity and Related Shareholder Matters................... 26

Dividend Policy............................................................ 26

Executive Compensation..................................................... 26

Shares Eligible for Future Sale............................................ 27

Legal Matters.............................................................. 27

Securities Act Indemnification Disclosure.................................. 27

Experts.................................................................... 27

Transfer Agent............................................................. 27

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures................................................................ 27

PART II - Financial
Statements................................................................. 28


PART III - Information Not Required in
Prospectus................................................................. 50

Indemnification of Officers and Directors.................................. 50

Other Expenses of Issuance and Distribution ............................... 50

Recent Sales of Unregistered Securities.................................... 50

Exhibits................................................................... 52

Undertakings............................................................... 52

Signatures................................................................. 53

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we", "our", "us" or "Unitech" refer to Unitech Energy Corp., a corporation originally formed under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc..

Unitech Energy Corp., a Nevada corporation, is a development stage company engaged in developing an oil and gas well log analysis system, "LeadScan", with the intention of using the system to locate and exploit bypassed hydrocarbons in the Western Canadian Sedimentary Basin. We own 100% of the common stock of Unitech Energy Corporation, an Alberta corporation ("UCAN) and 80.95% of the common stock of LogSearch, Inc., a Nevada corporation.

Our principal business address is Suite 1250, 520-5th. Avenue. SW, Calgary, Alberta, T2P 3R7. Our telephone number is (403) 461-8425. Our fax number is
(403) 206-2439. Our website is www.leadscan.ca.

                                  THE OFFERING


Securities Offered:      Up to 6,861,007  shares of common stock. The securities
                         being offered are those of the existing shareholders only.

Price per share:         $0.70 as determined  by the selling  shareholders.  The
                         price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
And Outstanding:         23,242,857 shares of common stock, $0.001 par value.

Use of Proceeds:         We will not receive any  proceeds  from the sale of the
                         common stock by the selling shareholders.

Plan of Distribution:    We are unaware of the nature  and  timing of any future
                         sales  of  our  common   stock  by  existing   security
                         shareholders.

Registration Costs:      We estimate our total offering registration costs to be
                         $26,458.50.


SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Income Statement                 January 31, 2004
----------------                   (unaudited)         2003             2002
                                --------------   --------------   --------------
Revenues                        $   21,126.00    $   71,022.00    $   11,472.00
Net Income (Loss)               $  (28,616.00)   $   57,054.00    $ (145,751.00)
Net Income (Loss) per Share     $       (0.01)   $        0.01    $       (0.03)


Balance Sheet                    January 31, 2004
-------------                      (unaudited)         2003             2002
                                --------------   --------------   --------------
Total Assets                    $   109,349.00   $  147,705.00    $   49,498.00
Total Current Liabilities       $    5,853.00    $   14,656.00    $   22,041.00
Shareholders' Equity (Deficit)  $ (109,349.00)   $  133,049.00    $   27,457.00

                                  RISK FACTORS

The potential market for our services appears to us to be significant but may not develop as we expect and/or we may not be able to achieve the level of revenues we require in order reach profitability or to even continue to operate.

Assuming little or no revenues, we may not be able to continue in operation once we have expended our current cash reserves. The proposed plan for growth relies on management's ability to structure beneficial participation agreements with oil and gas operators. We cannot accurately predict the acceptance of our proposed plan in the marketplace, or the time frame in which any revenues will be achieved. We have informally researched the market to get an indication of its potential, but the possible results of how we may be able to participate are unpredictable at this time.

Unitech is essentially an oil and gas service business and is subject to the cyclical nature of that industry.

The current strength in the oil and gas business could decrease resulting in a substantial decrease in demand for our service. This could result in Unitech remaining unprofitable, which, in turn, could ultimately result in termination of our activities.

We compete with all other oil and gas companies that operate in the same geographic areas where we operate or plan to operate.

Due to the participation business approach, we compete with all oil and gas operating companies in an effort to participate in oil and gas opportunities. It is reasonable to expect that most, if not all, of these competitors may be better capitalized and have established relationships in the oil and gas business that we do not have. As a result it may be very difficult, or even impossible, for us to compete and make a profit with our proposed business. (See "Competition").

In the agreements related to the anticipated participation agreements, it is possible that disputes could arise between the participation partners and Unitech that could result in Unitech being named in litigation.

We presently have no liability insurance coverage and we do not anticipate acquiring any in the future. If we are involved in any litigation resulting from our activities, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming Unitech as a defendant, and even if we ultimately win in any such litigation, there can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders.

The business plan anticipates the need to pay for participation.

We plan to "trade" our services for preferential rights to participate in the exploitation of oil and gas prospects. With these rights may come funding obligations that we may be unable to meet, resulting in a loss of opportunity. While we may mitigate this risk by passing on those preferential rights to third parties in return for cash and/or carried interests, there is no guarantee that this can be done, and it may be that it cannot be done at all.

Unitech's future viability rests on the Canadian operations.

We initially plan to develop opportunities outside of Canada after the Canadian operations are fully operational. While management does plan to investigate the potential of technology revenue-sharing agreements outside of Canada, there is no guarantee that this can or will occur or that if they do occur, they will generate revenues or profits.

Management Factors

Lack of management experience in the proposed business of Unitech may result in unsatisfactory performance or complete failure of the Company.

Because our management has limited direct experience in the type of business within which we are planning to operate, investor funds may be at high risk of loss due to this inexperience of the officers and directors who will be making business decisions. This lack of experience may result in their inability to run a successful business. There is no assurance that Unitech will ever produce earnings.

Unitech is completely dependent on its management for the product development and marketing and acquisition activities.

The current management is the only personnel available to develop and implement our proposed business, and it is possible that we would not have sufficient capital to hire personnel to continue this work should management for any reason cease or be unable to continue to work. Without personnel to replace officers, directors and management, we could not continue to operate. The present management acquired its controlling interest in Unitech on February 10, 2004 by virtue of management's controlling interest in UCAN (See "Certain Transactions.")

Investors and shareholders have no participation in the management of the Company.

The officers, directors and major shareholders will own 59.7% of our common stock and will be in a position to continue to control our company. Such close control presents a material risk to the investor because our entire operation is dependent on a very few people who could lose their ability, or interest in pursuing our business objectives.

Technical Factors

Unitech's underlying software and databases may prove to have no value.

Our primary asset is our "LeadScan Well Log Analysis System." This system was expensed as it was created and, due to accounting rules, is not recorded on the Unitech or UCAN balance sheet as an asset. Based upon management's previous experience in database formation and sales, we believe that this asset has significant value, but there is no assurance that any value at all may be recovered in the future.

Unitech is relying on a non-standard business model that is not proven to be acceptable within the oil and gas industry.

While typical oil and gas service providers charge set fees to their customers, we are initially pursuing a "prospect participation" model whereby we provide our services for low/no up-front cost in return for being allowed to directly participate in prospects generated via our technology. This approach may prove to be unacceptable and we may never achieve profitability as a result. Additionally, this approach could require substantial amounts of capital, which capital may be either not available, or available upon unacceptable terms.

Financial Factors

Our business may not generate sufficient revenues and profits to cover expected expenditures in the foreseeable future. Additional funds may be needed and may not be available under reasonable terms.

As of the date of this prospectus, we have generated only minimal revenues from our proposed business, and profits are not expected in the foreseeable future. Without additional capital, either from profits generated through our business, or from new equity invested in our company, the survival of Unitech may be at risk. The unaudited balance sheet for the period ended January 31, 2004 shows a stockholder's equity of $103,469 and working capital of approximately $55,226. We estimate that we have sufficient funds for supporting approximately eighteen
(18) months of current operations. If we are not able to generate profits from the operations of our business, we may need to raise additional capital. There is no assurance that we will be able to raise sufficient capital to meet our continuing needs, under terms we would consider to be acceptable. If we are unable to obtain additional financing as may be required in the future, we may not be able to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate possible acquisitions or compete effectively in our marketplace. There can be absolutely no assurance that we will be successful in achieving sustained profitability or any of our financial objectives.

No cash dividends are anticipated in the foreseeable future.

Since we do not anticipate that we will pay dividends in the foreseeable future, the investor will only profit by the increase in value of our common shares. Our profits, if any, during the next several years will necessarily be used to develop and possibly expand the business.

There is no market for the common stock and none may ever develop.

Even after the distribution of the shares is completed, there is no assurance a market in our shares will develop. If a market does develop for our common stock, at best, it may only qualify for trading on the OTC Bulletin Board operated by the NASD, which may result in a lack of liquidity for our shares.

The business plan anticipates the issuance of additional securities.

While there are no immediate plans to issue additional securities, we contemplate issuing additional securities in the future to provide the capital for participation obligations. The issued securities could be highly dilutive to our existing shareholders.

We may be subject to "Penny Stock" regulations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                           FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 6,861,007 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.70 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of April 20, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following  table  provides as of April 20, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

     1.   The number of shares owned by each prior to this offering;
     2.   The total number of shares that are to be offered for each;
     3. The total number of shares that will be owned by each upon completion of the offering;
     4.   The percentage owned by each; and
     5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 23,242,857 shares outstanding on April 20, 2004.

Selling Shareholders      Shares of           Shares of         Shares of       Percentage
                         Common Stock          Common            Common          of Common
                         Owned Prior         Stock to be       Stock Owned      Stock Owned
                         to Offering         Offered for        After the        Before the
                                                Sale             Offering         Offering
-------------------------------------------------------------------------------------------
Christopher A. Kolacy         50,000           50,000                 0             0.22%

CDNX Fund, LLC             1,100,000        1,100,000                 0             4.73%

TSX Venture Fund, LLC      1,100,000        1,100,000                 0             4.73%

Premier Equity Fund, LLC   1,100,000        1,100,000                 0             4.73%

                                       12

SELLING SECURITY HOLDERS - continued

Aaron Barnhardt              668,375          668,375                 0             2.88%

Jay Jordan Barnhardt       1,000,000        1,000,000                 0             4.30%

Danny Dalla-Longa          1,000,000        1,000,000                 0             4.30%

Luciano Dalla-Longa          650,000          650,000                 0             2.80%

James Ericksteen             172,500           86,250            86,250             0.74%

Gordon Rix                   100,000          100,000                 0             0.43%

Daniel Allen                   1,000              200               800           *

Kirk Aulin                     1,000              200               800           *

Patricia Aulin                 1,000              200               800           *

Steve Aura                     1,000              200               800           *

Peter Baines                   1,000              200               800           *

Douglas Barrett                1,000              200               800           *

Stan Bott                      1,000              200               800           *

Doris Durante                  1,000              200               800           *

Jeannie Durante                1,000              200               800           *

Randy Durante                  1,000              200               800           *

Peter Durante                  1,000              200               800           *

Mike Finch                     1,000              200               800           *

Darlene Gouin                  1,000              200               800           *

Edwin Gouin                    1,000              200               800           *

Gary Ireland                   1,000              200               800           *

David Laforge                  1,000              200               800           *

Nancy Laforge                  1,000              200               800           *

Sharon Lorence                 1,000              200               800           *

Brett McLean                   1,000              200               800           *

Andy Miller                    1,000              200               800           *

Gary Moore                     1,000              200               800           *

Dionne Newman                  1,000              200               800           *

Mike Newman                    1,000              200               800           *

                                       13

SELLING SECURITY HOLDERS - continued

Dave Pehl                      1,000              200               800           *

Kelley Pehl                    1,000              200               800           *

Steven Rodgers                 1,000              200               800           *

Everett Sponaugle              1,000              200               800           *

Sandy Sponaugle                1,000              200               800           *

Darryl Tateishi                1,000              200               800           *

Mike Tateishi                  1,000              200               800           *

Darryl Walker                  1,000              200               800           *

Jim Weiler                     1,000              200               800           *
----------------------------------------------------------------------------------------
Totals                     6,972,857        6,861,007           111,850       29.52%

*Less than 0.005%

To our knowledge, except for Christopher A. Kolacy, a director and officer of Unitech, none of the selling shareholders:

1. Has had a material relationship with Unitech other than as a shareholder as noted above at any time within the past three (3) years;
2.   Has ever been an officer or director of Unitech;  or
3.   Are  broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.70. The price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.70 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

                                LEGAL PROCEEDINGS

No legal proceedings have been or are currently being undertaken for or against Unitech, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name              Age         Positions        Term Commenced    Term Expired
---------------- ----- ---------------------- ---------------- -----------------
James Durward     50   President, Treasurer, February 10, 2004  February 9, 2005
                           Director
Christopher A.    32   Director,Secretary    February 10, 2004  February 9, 2005
Kolacy

The foregoing persons may be deemed "promoters" of Unitech, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

In the last 5 years no executive officer or director of Unitech Energy has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

In the last 5 years no executive officer or director of Unitech Energy has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

Mr. Durward devotes approximately sixty percent (60%) of his time to the business of Unitech. Mr. Kolacy devotes less than five percent (5%) of his time to the business of Unitech.

James Durward, Director,President, Treasurer, Age 50: Mr. Durward has served as president, treasurer and director of Unitech since February 10, 2004. From October, 1999 to the present Mr. Durward is the CEO of Unitech Energy Corp. ("UCAN"), a private energy-related image analysis concern. From September, 1996 to September, 1999, Mr. Durward was President and CEO of International Datashare Corporation ("IDC"), a company previously listed on the Toronto Stock Exchange

(now merged into Divestco) specializing in the creation of oil and gas databases and data analysis software. In 1992, Mr. Durward was a founder and head of Business Development at Virtual Universe Corporation, a Company specializing in graphical multi-user, real-time network applications. Mr. Durward is a high school graduate.

Christopher A. Kolacy, Director, Secretary, Age 32: Mr. Kolacy has served as a director and secretary of Unitech since February 10, 2004. From 1996 to 1999, Mr. Kolacy was a personal trainer at Desert Mountain Resort in Scottsdale, Arizona. From 2000 to 2002, Mr. Kolacy served as Office Manager and Assistant to the President of Mountain Desert Properties, Inc. in Scottsdale Arizona. His responsibilities included sales, marketing web site design and client relations. Since 2002, Mr. Kolacy has served as Administrative Vice President for CanAm Capital Corp. in Los Angeles, California where he oversees all administrative functions of the company. In 1995, Mr. Kolacy earned a B.S degree in Sports Medicine from University of Arizona. He has not served, and currently does not serve as an officer or director for any other public company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of Unitech, (ii) each person known to Unitech to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


 Name of Beneficial Owner or Name of   Shares of Common Stock        Percent
         Officer or Director             Beneficially Owned
-------------------------------------- ------------------------ ----------------
James Durward                                 9,495,792               40.85%
Director/President/Treasurer
3632-13 St. SW
Calgary, Alberta,
T2T 3R1
-------------------------------------- ------------------------ ----------------
Christopher A. Kolacy                            50,000                0.20%
Director/Secretary
421 Shirley Pl. #2
Beverly Hills, CA 90212
-------------------------------------- ------------------------ ----------------
Total Directors/Officers/                     9,545,792               41.05%
Five Percent Owners
-------------------------------------- ------------------------ ----------------


                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our company.

                             DESCRIPTION OF BUSINESS

                              Corporate Information

We were originally incorporated under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc.. Our executive offices are located at Suite 1250 520 5th Ave. S.W. Calgary, Alberta T2P 3 R7.

Since UCAN is the current operational company and represents substantially all of the Unitech operations at the date of this prospectus, the following discussion concerns UCAN's development and operations.

History
-------

Unitech completed the acquisition of 100% of UCAN on February 10, 2004. UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log analysis system, LeadScan, with the intention of using the system to locate and exploit bypassed hydrocarbons in the Western Canadian Sedimentary Basin. After over three years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The digitization of the database required the use of specially designed software installed into 25 PCs connected in series. The conversion with the 25 PCs took 36 months of processing time to convert the entire database.

The LeadScan system was considered fully developed in the fall of 2003. More than Cdn$1,000,000 has been expended to develop the system over the past four
(4) years. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was proven in the field by multiple oil and gas operators and consultants in the later part of 2003. UCAN has begun to enter into joint venture relationships with operating oil and gas companies whereby UCAN may profit from the application of its technology through a variety of joint venture mechanisms.

Background
----------

UCAN's primary asset is its ownership of the proprietary "LeadScan" geological search system. The purpose of this system is to accelerate the generation of hydrocarbon leads and the location of by-passed hydrocarbons. Acceleration factors are in the order of hundreds or thousands of times. The geoscience disciplines of engineering, geophysics and petrophysics are fully computerized, but the geological discipline remains largely a laborious manual process, the tools of which, literally, are pencils and crayons. The LeadScan system allows for computerized searching of the well log values and this translates into significant time savings for the user. A substantial, additional benefit is the ability of the user to perform geological "what if" analysis, an ability not generally available without this system. This translates directly into a competitive advantage and reduced prospecting costs for the user. To our knowledge, there is only one other system like it in the world and that system was developed by the developer of LeadScan, namely the President of Unitech, James Durward. LeadScan is fully developed and has been licensed and used in Canada since the Spring of 2002 by a variety of oil and gas companies. UCAN no longer offers Canadian licenses to LeadScan, rather it has elected to use LeadScan for its own account to directly participate in the exploitation of the by-passed hydrocarbon which has been found by the system. The Canadian version of LeadScan includes a vast proprietary digital well log database (>1 terabyte (1 trillion bytes)) as feedstock into the system. The system runs on the MicroSoft Windows platform. James Durward, the President of Unitech, specified the system and is the primary inventor.

Present and Proposed Business Activities
----------------------------------------

The LeadScan system was in beta-test mode from the spring of 2002 to late summer of 2003, when the system was considered fully developed. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was proven in the field by multiple oil and gas operators and consultants. UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms. Unitech, directly and through its UCAN subsidiary, plans to enter into a variety of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where Unitech has no underlying database. To this end, on March 2, 2004, UCAN incorporated a new subsidiary in the State of Nevada called LogSearch, Inc. to commercialize the software system in the United States. It is planned that the new subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales. It is further planned that LogSearch, Inc. will also file a registration statement in order to become a reporting issuer in the United States in 2004.

In the next six (6) months, Unitech will pursue arrangements for the listing of its securities on the NASD OTC Bulletin Board and the establishment of its stated business operations. If these objectives are met then Unitech expects to be able to operate profitably without raising further equity.

Current market size
-------------------

Our management,  through their own research, has determined that there are three
(3) primary uses for the LeadScan technology:

1. Use of LeadScan as a "lever" into preferential participation agreements.

Currently, UCAN has entered into a joint venture with a Canadian public oil and gas company ("Rival") whereby LeadScan is provided, in a limited fashion, to a rotating series of large Canadian oil and gas companies. There are no fees charged up front for the initial service with the hope that a preferential status may be established and opportunities offered to Rival and UCAN in the future. Rival has agreed to pay UCAN 50,000 shares of its common stock (at the time of the transaction these shares were worth approximately Cdn$50,000) plus a sliding compensation scale of between Cdn$20,000 to Cdn$100,000 per project, dependant upon expenditures made by Rival in relation to the agreement, in return for this right. To date, no revenue has been generated by exploitation activities. The quantum of this compensation is intended to be an introductory offer in order to get the product into the market. The net effect of this type of transaction is that UCAN receives revenues based on ultimate expenditures and/or hydrocarbon revenues without the expenses associated with a fully operational oil and gas Company. UCAN is not required to provide any funding for this arrangement. Revenue potential from this type of arrangement is difficult to project as no comparable business model exists and success is totally dependent upon Rival's (or other future JV partner's) success in obtaining favourable status.

2. Use of LeadScan to identify bypassed hydrocarbon for direct exploitation.

This type of arrangement will only work in Canada as this is where UCAN has its database. In this case, UCAN can use LeadScan to identify by-passed hydrocarbon in existing wells and seek to acquire the land and/or rights directly. This arrangement often requires a significant amount of up-front risk capital to acquire the desired lands as well as additional funds for drilling and completing so is not the favored arrangement. This said, UCAN may pursue such an arrangement if the opportunity is deemed worthy.

3. Sale of licenses to operators who may not offer participation opportunities.

Many companies do not offer the type of relationships anticipated above. These companies may want to license the system for their own internal use at a fixed cost. UCAN management has direct experience in this type of licensing and plans to pursue this style of arrangement. UCAN has formed a US-based subsidiary to pursue this type of arrangement outside of Canada. UCAN management believes that approximately 100 oil and gas companies are the primary targets for the LeadScan system. This is due to the belief that those companies are of sufficient size to possess, or have direct access to, a well log database that could be used as feedstock for the LeadScan system. It is anticipated that the LeadScan system could be licensed to those large corporations for up to $100,000 per year for a full site license. Secondary targets are those 1000-plus companies that have access to digital well log data from the various digital well log data vendors. These are generally smaller companies that would have fewer users and consequently pay significantly less for site licenses. Pricing is expected to be in the $5,000-$10,000 range in these instances. Further market research will be required to determine final pricing and offering models.

Current market conditions
-------------------------

High commodity prices have kept all facets of the oil and gas business very active. The industry is experiencing large in flows of capital from both profits and equity investments and, in management's opinion, there appears to be no immediate end in the foreseeable future. On-shore exploration is becoming more difficult and expensive as the various hydrocarbon-bearing basins mature, and prospects decrease in size. The Western Sedimentary Basin is becoming more developed and new reserves are becoming increasingly more difficult to find. Thus, new methods of finding and exploiting reserves is becoming more important. Management believes that, in Canada alone, greater than Cdn$2 billion in drilling funds have been raised within the past two years, and all looking for the same thing in the same place, at the same time. The net result is that companies are relying more heavily on technology to find and exploit hydrocarbon. Of particular interest are proprietary technologies that may provide and accelerate competitive advantage; technologies such as UCAN's LeadScan. As a result, management believes that UCAN's technology has a positive future outlook.

Competition
-----------

To our knowledge, there are no other large-scale automated geological lead generation systems (other than the prototype for the LeadScan system). Manual lead generation methods supported by images and image viewers offered by service providers such as Riley's Electric Log/A2D, MJ Systems and IHS Energy are the norm. These companies each possess the feedstock image data so a competing product developed by them may have a significant competitive advantage over the LeadScan product. If any of these companies developed a competing product, and licensed it to the general market, LeadScan could lose its competitive advantage. Management believes that if any company began to develop a competing system, it would take at least 3 years to develop at a cost in excess of $1 million.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers. Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.

               Effect of Governmental Regulations on our Business

We will be subject to federal laws and regulations that relate directly or indirectly to our operations. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada.

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.



                           2004 Equity Incentive Plan

The Board of Directors ( the "Board") adopted the 2004 Equity Incentive Plan (the "Plan") in February 2004. The Plan authorizes the Board or a committee, which administers the Plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

A total of 2,000,000 shares of common stock are available and reserved for issuance under the terms of the 2004 Equity Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted options to purchase up to 768,800 shares of our common stock, all of which are vested, as of the date of this prospectus.

Option Grants
-------------

The 2004 Equity Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the Board or committee, but cannot exceed (10) ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board or committee.. The exercise price per share of stock options is determined by the Board or committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

Restricted Stock Awards
-----------------------

The Board or committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the Board or committee may determine. The Board or committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the Board or committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 2004 Equity Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the Board or committee, we shall have the right to repurchase or reacquire any or all unvested shares held by such person as of the date of such termination of employment.

                               Number of Employees

We  currently  employ  approximately3   full-time  employees  and  no  part-time
employees.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following discussion is intended to provide an analysis of our condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Assuming no revenues, Unitech and its UCAN subsidiary have sufficient cash resources to operate at the present level of expenditure for the next eighteen
(18) months. Depending upon a variety of factors that may effect our business plan and expected operations, we may seek to raise additional capital in the future either through debt, equity or a combination of both. We may also acquire other assets through the issuance of stock. No assurances can be given that such efforts will be successful. We have no specific plans at present for raising additional capital or acquiring other assets.

The following is the history and projected future activities of Unitech in milestone format.

   Milestones:

1.   Acquire funding for ongoing operations.

Unitech issued 850,000 shares of common stock at $0.50 per share in return for $425,000.00, in February, 2004. These funds were allocated to the acquisition of UCAN and expenses related to that transaction.

2.   Completed a private placement in an operating company.

Unitech completed a private placement in UCAN on February 10, 2004. The private placement was for common shares of UCAN and was for a total of CDN$500,000. The subscription price was for CDN$0.23 per share for a total of 2,173,913 shares. At the completion of the private placement, we owned 30% of the issued and outstanding stock of UCAN.

3.   Acquired the balance of UCAN stock upon which to base future expansion.

Unitech finalized the acquisition of the final 70% of UCAN on February 10, 2004. UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log analysis system, LeadScan, with the intention of using the system to locate and exploit bypassed hydrocarbons in the Western Canadian Sedimentary Basin. After approximately 3 years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The LeadScan system was considered fully developed in the fall of 2003. More than Cdn$1,000,000 has been expended to develop the system over the past four years. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was proven in the field by multiple oil and gas operators and consultants. UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms.

4.   The establishment of commercialization ventures.

Unitech, directly and through its UCAN plans to enter into a variety of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where Unitech has no underlying database. To this end, UCAN has established LogSearch, Inc. to commercialize the software system in the United States. It is planned that the new subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales.

In the next six (6) months, we plan to pursue arrangements for the listing of our securities on the NASD OTC Bulletin Board and the establishment of our stated business operations. There can be no assurance that we shall obtain a listing of our securities.

    Results of Operation for Year Ended October 31, 2003 and October 31, 2002

We earned revenues of $71,022 for the year ended October 31, 2003 compared to revenues of $11,472 for the year ended October 31, 2002. This increase is attributable to revenue from licensing the LeadScan system and consulting services revenue.

We had total assets of $147,705 at October 31, 2003, compared to total assets of $49,498 at October 31, 2002. This increase is attributable to purchase of additional computer equipment.

We had total current liabilities of $14,656 at October 31, 2003 compared to total current liabilities of $22,041 at October 31, 2002. This decrease is attributable to payment of certain current liabilities.

At October 31, 2003, we had $91,352 in cash and cash equivalents, compared to $ 572 in cash and cash equivalents at the year ended October 31, 2002. This increase is attributable to proceeds from a victorious lawsuit.

                       General and Administrative Expenses

General and administrative expenses were $202,425 for the year ended October 31, 2003, compared to $161,254 for the year ended October 31, 2002. The increase is attributable to our overall expansion and growth. We expect such expenses to increase as our operations continue to grow. Liquidity and Capital Resources

At October 31, 2003, our total assets of $147,705 exceeded total current liabilities of $14,656. At October 31, 2002, our total assets of $49,498 exceeded total current liabilities of 22,041. At October 31, 2003, we had cash and cash equivalents of $91,352 compared to October 31, 2002, where we had cash and cash equivalents of $572. We are operating our business on a cash accrual basis and have sufficient cash flow to cover all operations within the parameters and guidelines we have set for our operations for the next eighteen
(18) months.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

We sub-lease a 1500 sq. ft. office space at Suite 1250, 520-5th. Avenue. SW, Calgary, Alberta, T2P 3R7, at a rate of Cdn $2,500 per month, on a month-to-month basis. There is no written lease agreement between us and our landlord.

We do not have any investments or interests in any real estate. We do not invest in real estate mortgages, nor do we invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock to James Durward, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 9,495,792 shares of our common stock to James Durward, a director and officer of Unitech, in exchange for 100% of his shares in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued 50,000 shares of our common stock to Christopher
A. Kolacy, a director and officer of Unitech, for serviced rendered to our company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

-    disclose such transactions in prospectuses where required;
-    disclose  in  any  and  all  filings  with  the   Securities  and  Exchange
     Commission, where required;
-    obtain disinterested directors consent; and
-    obtain shareholder consent where required.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of April 20, 2004, we had 23,242,857 shares of common stock outstanding, held by approximately 93 shareholders.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Unitech for services rendered in all capacities to Unitech from November 1, 2002 through the fiscal year ended October 31, 2003, of all officers and directors of Unitech.

---------------------------------- ------- ------- -------------- ------------
 Name and Principal Underlying     Salary   Bonus      Other          Options
    Positions at 10/31/03                           Compensation
---------------------------------- ------- ------- ------------- -------------
James Durward                        $0       $0      $11,800            0
President/Treasurer/Director
---------------------------------- ------- ------- -------------- -------------
Christopher A. Kolacy                $0       $0         $0              0
Director/Secretary
---------------------------------- -------- ----- --------------- -------------

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have 23,242,857 shares of common stock outstanding. A current shareholder who is an "affiliate" of Unitech, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Unitech, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Unitech. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three (3) months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Unitech by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                    SECURITIES ACT INDEMNIFICATION DISCLOSURE

Unitech's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                     EXPERTS

The financial statements of Unitech as of October 31, 2003, included in this prospectus have been audited by Bateman & Company, Inc., P.C., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Bateman & Company, Inc., P.C. on accounting and financial disclosure matters.

                                     PART II

                              FINANCIAL STATEMENTS

Financial Statements Table of Contents                                     Page

Financial Statements October 31, 2003 and 2002 ............................ 29

Pro Forma Combined Condensed Statements of Income (Loss) For The Years
    Ended October 31, 2003 and December 31, 2003 (Unaudited) .............. 40

Unaudited Financial Statements January 31, 2004 ........................... 44

                              UNITECH ENERGY CORP.
                          Index to Financial Statements
                           October 31, 2003 and 2002

--------------------------------------------------------------------------------

Report of Independent Certified Public Accountants ....................... F-2

Balance Sheets:
     October 31, 2003 and 2002 ............................................F-3

Statements of Income (Loss):
     For the years ended October 31, 2003 and 2002 ....................... F-4

Statements of Stockholders' Equity:
     For the years ended October 31, 2003 and 2002 ....................... F-5

Statements of Cash Flows:
     For the years ended October 31, 2003 and 2002 ....................... F-6

Notes to Financial Statements:
     October 31, 2003 and 2002 ..........................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors and Stockholders
Of Unitech Energy Corp.

We have audited the accompanying balance sheets of Unitech Energy Corp. (an Alberta, Canada corporation) as of October 31, 2003 and 2002, and the related statements of income (loss), stockholders; equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unitech Energy Corp. as of October 31, 2003 and 2002, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ BATEMAN & CO., INC., P.C.
                                            -----------------------------------
                                                 BATEMAN & CO., INC., P.C.

Houston, Texas
March 31, 2004

                                                            UNITECH ENERGY CORP.
                                                                  Balance Sheets
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                   (Stated in U.S. Dollars)
                                                  October 31,    October 31,
                                                     2003               2002
                                             ---------------    ---------------

ASSETS
  Current assets:
    Cash and equivalents                            $ 91,352              $ 572
    Accounts receivable, trade                             -              1,275
    Corporate income tax refundable                    4,664              3,918
    GST tax refundable                                   905              5,203
                                             ---------------    ---------------
      Total current assets                            96,921             10,968
                                             ---------------    ---------------

  Property and equipment, net of accumulated
    depreciation of $65,575 and $40,838               50,784             38,530
                                             ---------------    ---------------
      Total assets                                 $ 147,705           $ 49,498
                                             ===============    ===============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses            $ 9,164            $ 9,898
    Advances from shareholder                              -              5,429
    Unearned revenue                                   5,492              6,714
                                             ---------------    ---------------
      Total current liabilities                       14,656             22,041
                                             ---------------    ---------------

STOCKHOLDER'S EQUITY
  Preferred stock, no par value, unlimited shares
    authorized, no shares issued and outstanding           -                  -
  Common stock, no par value, unlimited shares
    authorized, 5,717,563 and 5,592,563 shares
    issued and outstanding                           354,405            318,714
  Retained earnings (deficit)                       (220,526)          (277,580)
  Accumulated other comprehensive income                (830)           (13,677)
                                             ---------------    ---------------
      Total stockholder's equity                     133,049             27,457
                                             ---------------    ---------------
      Total liabilities and stockholder's equity   $ 147,705           $ 49,498
                                             ===============    ===============


                                      F-3

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                 Statements of Income (Loss) For The Years Ended
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                  (Stated in U.S. Dollars)
                                                   Years Ended October 31,
                                             ----------------------------------
                                                    2003               2002
                                             ---------------    ---------------

Revenues from sales and services                  $   71,022         $   11,472

General and administrative expenses                  202,425            161,254
                                             ---------------    ---------------
    Operating income (loss)                         (131,403)          (149,782)
                                             ---------------    ---------------
Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                          188,054                  -
  Interest income                                        403              4,031
                                             ---------------    ---------------
    Total other income                               188,457              4,031
                                             ---------------    ---------------
    Income before taxes on income                     57,054           (145,751)

Provision (credit) for taxes on income:                    -                  -
                                             ---------------    ---------------
    Net (loss)                                    $   57,054        $  (145,751)
                                             ===============    ===============


Basic earnings (loss) per common share             $    0.01          $   (0.03)
                                             ===============    ===============

Weighted average number of shares outstanding      5,647,700          5,516,682
                                             ===============    ===============

                                      F-3

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                          Statements of Stockholders' Equity For The Years Ended
                                                       October 31, 2003 and 2002
------------------------------------------------------------------------------------------------------------------------------

                                                          (Stated in U.S. Dollars)
                                                                                                    Accumulated
                                                                                       Retained        Other
                                  Preferred Stock               Common Stock           Earnings     Comprehensive
                                Shares       Amount         Shares        Amount       (Deficit)       Income         Total
                               ---------    ---------    ------------   -----------   -----------    -----------   -----------
 Balances, October 31, 2001            -         $ -       5,326,250     $ 287,334     $(131,829)      $(14,613)     $140,892
 Shares issued for cash                -           -         266,313        31,380                                     31,380
 Net income (loss)                                                                      (145,751)                    (145,751)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                     936           936
                               ---------    ---------    ------------   -----------   -----------    -----------   -----------
 Balances, October 31, 2002           -          $ -       5,592,563     $ 318,714     $(277,580)      $(13,677)     $ 27,457

 Shares issued for services           -            -         125,000        35,691                                     35,691
 Net income (loss)                                                                        57,054                       57,054
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                  12,847        12,847
                               ---------    ---------    ------------   -----------   -----------    -----------   -----------
 Balances, October 31, 2003           -          $ -       5,717,563     $ 354,405     $(220,526)        $ (830)     $133,049
                               =========    =========    ============   ===========   ===========    ===========   ===========

                                      F-5

The accompanying notes are an integral part of these statements


                                                            UNITECH ENERGY CORP.
                                    Statements of Cash Flows For The Years Ended
                                                       October 31, 2003 and 2002
-----------------------------------------------------------------------------------------------------------------

                                                               (Stated in U.S. Dollars)
                                                                Years Ended October 31,
                                                      ----------------------------------------
                                                               2003                  2002
                                                      ------------------    ------------------
 Cash flows from operating activities:
   Net income (loss)                                            $ 57,054            $ (145,751)

   Adjustments to reconcile net income to cash
   provided (used) by operating activities:
     Depreciation                                                 15,521                17,657
     Expenses paid by issuance of stock                           35,691                     -
   Changes in current assets and liabilities:
     Accounts receivable, trade                                    1,275                18,870
     Corporate income tax refundable                                (746)                4,302
     GST tax refundable                                            4,298                (5,203)
     Accounts payable and accrued expenses                          (734)                7,361
     Unearned revenue                                             (1,222)                6,714
                                                      ------------------    ------------------
       Net cash flows from operating activities                  111,137               (96,050)
                                                      ------------------    ------------------

 Cash flows from investing activities:
   Acquisition of equipment                                      (27,775)               (7,794)
                                                      ------------------    ------------------
       Net cash flows from investing activities                  (27,775)               (7,794)
                                                      ------------------    ------------------

 Cash flows from financing activities:
   Increase (decrease) in advances from shareholder               (5,429)                5,429
   Proceeds from sale of common stock                             35,691                31,381
   Less, Shares issued for operating expenses                    (35,691)                    -
                                                      ------------------    ------------------
       Net cash flows from financing activities                   (5,429)               36,810
                                                      ------------------    ------------------

 Effect of foreign exchange translation rate changes              12,847                   936
                                                      ------------------    ------------------
       Net cash flows                                             90,780               (66,098)

 Cash and equivalents, beginning of period                           572                66,670
                                                      ------------------    ------------------
 Cash and equivalents, end of period                            $ 91,352                 $ 572
                                                      ==================    ==================

 Supplemental cash flow disclosures:
   Cash paid for interest                                 $            -        $            -
   Cash paid for income taxes                                          -                     -

                                     F-6

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                                   Notes to Financial Statements
                                                       October 31, 2003 and 2002
--------------------------------------------------------------------------------


Note 1 - Organization and summary of significant accounting policies: Following is a summary of our organization and significant accounting policies:

     Organization and nature of business - Unitech Energy Corp. (identified in these footnotes as "we," or the Company) is a Canadian corporation incorporated in Alberta, Canada on October 22, 1999. We are based in Calgary, Alberta, Canada. We use an October 31 fiscal year for financial reporting purposes.

     We are engaged in the exploitation of oil and gas in Canada. We own a large digital well log database, as well as a proprietary database management and analysis system. The combined system is known as LeadScan. We have begun to establish exploitation joint ventures in Canada by trading access to LeadScan for preferential participation rights and/or fees. In the future, we will use LeadScan for our own account in Canada; outside of Canada, we plan to commercialize the database management and analysis system (without the database) through a separate subsidiary, yet to be formed. To date, all of our operations have been in Canada.

     Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles.

     Foreign currency translation - Virtually all of our operations are conducted in Canada and are transacted in Canadian dollars. We keep our financial records in Canadian dollars. The accompanying financial statements have been translated into U.S. dollars using year end foreign exchange rates for assets and liabilities, average foreign exchange rates for income and expenses, and rates for common stock issuances that were in effect on the dates of the transactions. Changes from year to year resulting from differences in exchange rates are reflected in other comprehensive income.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, cash funds held in trust, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

     Accounts receivable - Accounts receivable are evaluated by management for collectibility at least annually, and an allowance for doubtful accounts based on prior history and current evaluation of the collectibility of outstanding accounts is provided, if necessary.

     Fair value of financial instruments and derivative financial instruments - We have adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, receivables, and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of our foreign exchange, commodity price or interest rate market risks.

     Accounting for long-lived assets - We account for long-lived assets under FASB Statement Number 144, Accounting for the Impairment or Disposal of Long-lived Assets. Impairment is recognized when the fair value of a long-lived asset exceeds its carrying value. At the end of the current year, no impairment of long-lived assets had occurred, in management's opinion.

     Depreciation - Office and computer equipment are stated at cost less accumulated depreciation computed principally accelerated methods over the estimated useful lives of the assets. Estimated lives of depreciable assets range from two to five years.

     Revenue Recognition - Substantially all revenues are recognized when services have been rendered or title to goods has been transferred. Revenue from licensing of software is recognized ratably over the term of the license.

     Advertising  costs - We expense the  production  costs of  advertising  the first time the advertising takes place. We have not engaged in direct-response advertising through October 31, 2003. There was no prepaid advertising reported as assets at October 31, 2003 or 2002. No advertising expense was incurred for the two years ended October 31, 2003.

     Research and development costs - Research costs are expensed in the year incurred. Development costs are expensed unless we believe a development project meets generally accepted criteria for deferral and amortization. Non-refundable reimbursements of eligible costs pursuant to Canadian government assistance programs are recorded as a reduction of research and development costs when the related costs are incurred. All costs of developing the LeadScan system were expensed as incurred.

     Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

     Investment tax credits - The benefits of investment tax credits for scientific research and development expenditures are recognized in the year the qualifying expenditure is made, provided there is reasonable assurance of recoverability. The investment tax credit receivable balance is subject to review and audit by the Canada Customs and Revenue Agency. Although we have used our best judgment and understanding of the related income tax legislation in determining the amount of the balance, it is possible that the amounts could increase or decrease by a material amount if audited by the Canada Customs and Revenue Agency.

     Net  income  per share of common  stock - We have  adopted  FASB  Statement
     Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. During the periods presented, we did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Concentration of credit risks:
At October 31, 2003, substantially all of our receivables were due from the Canadian government for taxes refundable. From time to time, the amounts on deposit in banks exceed maximum insured balances. Substantially all our regular trade customers are in the oil and gas business in Canada.

Note 3 - Property and equipment:
Property and equipment consists of:

                                                  October 31,       October 31,
                                                       2003              2002
Computer hardware and software                       $115,380           $78,546
Office equipment                                          401               337
Leasehold improvements                                    578               485
                                          ------------------- -----------------
                                                      116,359            79,368
Less, Accumulated depreciation                        (65,575)          (40,838)
                                          ------------------- -----------------
  Net property and equipment                          $50,784           $38,530
                                          =================== =================

Depreciation expense was $15,521 (2003) and $17,657 (2002).

Note 4 - Corporate income tax:
We follow Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and
(b) net operating loss carryforwards. No net provision (credit) for Canadian corporate income tax has been made in the accompanying statements of income
(loss) due to net operating loss carryforwards or because no recoverable taxes for prior periods were paid. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision (credit) for corporate income tax consists of the following:

                                                                 October 31,       October 31,
                                                                     2003              2002
                                                         ------------------- -----------------
Canadian income tax provision (credit) attributable to:
  Current operations                                                 $21,700          $(55,400)
  Nondeductible expenses                                                 300               700
  Timing differences                                                     400               500
  Absence of prior years' refundable amounts                               -            54,200
  Operating loss carryover, change in deferred tax asset             (22,400)                -
                                                         ------------------- -----------------
    Net refundable amount                                                  -                -
                                                         =================== =================

The cumulative tax effect of significant items comprising the net deferred tax amount, at the expected rate of 38%, are as follows:

                                                  October 31,       October 31,
                                                     2003              2002
                                           ------------------ -----------------
Deferred tax asset attributable to:
  Net operating loss carryover                        $84,400         $106,800
  Investment tax credit carryover                       5,200            5,200
  Less, Valuation allowance                           (89,600)        (112,000)
                                           ------------------ -----------------
    Net deferred tax asset                                  -               -
                                           ================== =================


At October 31, 2003, we had an unused net operating loss carryover approximating $222,000 which may be used to offset future taxable income and which expires beginning in 2008. At October 31, 2003, we also had an unused investment tax credit carryover approximating $5,200, which expires in 2010.

Note 5 - Leases:
We occupy office space under a month-to-month sublease, requiring monthly rentals of approximately $1,500. Rent expense was $13,733 (2003) and $7,185
(2002).

Note 6 - Related party transactions:
Our president has performed services for the Company from time to time for which he charges a fee, rather than, or in addition to, a salary. Fees paid approximated $11,800 (2003) and $18,600 (2002).

From time to time, our president and principal shareholder makes unsecured loans to us on a short term basis for working capital, without interest. There were no balances owing at October 31, 2003.

Note 7 - Lawsuit settlement:
In April, 2003, we settled litigation that we had filed against a company from whom we license software used in our business. Under the terms of the settlement, we received approximately $358,000 U.S. ($515,000 Cdn). In addition, we received the right to use their software without cost for a forty-three month period beginning May 1, 2003. The right to use the software is valued at approximately $29,900 ($43,000 Cdn).

In connection with the settlement, we paid contingent attorney's fees and other costs of approximately $170,000. We also agreed to pay our attorney an additional contingency fee approximating $1,445 per quarter ($2,076 Cdn) throughout the forty-three month period the software is to be used, payable only if the software usage agreement is honored.

Note 8 - Subsequent events:
On January 31, 2004, and effective on February 10, 2004, we entered into a stock exchange agreement with Unitech Energy Corporation, a Nevada corporation, formerly known as Power Professional, Inc. Under the agreement, Unitech (Nevada) acquired all of our outstanding common stock for cash of Canadian $500,000 (which approximates U.S. $376,000) and 16,270,000 of Unitech Nevada's restricted common stock. After the transaction, our shareholders owned a majority of Unitech Nevada's shares. Therefore, we are considered the acquiring company for accounting purposes, and the transaction will be accounted for as a "reverse merger." In the future, financial statements will be presented on a consolidated basis, and our historical results of operations and cash flows will be presented. Our asset carrying values will carry over, similar to a pooling of interests, and no goodwill will be reflected.

Note 9 - New accounting pronouncements:
The following recent accounting pronouncements:

o    FASB Statements
     o Number 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
     o Number 146, Accounting for Costs Associated with Exit or Disposal Activities,
     o Number 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,
     o Number 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123,
     o Number 149, Amendment of Statement 133 on Derivative Investments and Hedging Activities,
     o Number 150, Financial Instruments with Characteristics of Both Liabilities and Equity,

o and FASB Interpretations
     o Number 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34
     o Number 46, Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51

are  not  currently  expected  to  have  a  material  effect  on  our  financial
Statements.

                              UNITECH ENERGY CORP.
                Index to Pro Forma Combined Condensed Financials
                                December 31, 2003
                                  (Unaudited)

--------------------------------------------------------------------------------

Pro Forma Combined Condensed Balance Sheet
     December 31, 2003 .................................................... F-2

Pro Forma Combined Condensed Statements of Income (Loss)
     For The Years Ended October 31, 2003 and December 31, 2003 ........... F-3

Notes to ProForma Combined Condensed Financial Statements
     December 31, 2003 .................................................... F-4

                                                      UNITECH ENERGY CORPORATION
                                      Pro Forma Combined Condensed Balance Sheet
                                                   December 31, 2003 (Unaudited)
--------------------------------------------------------------------------------

                                                 Unitech Energy  Unitech Energy
                                                   Corporation        Corp.
                                                    (Nevada)        (Canada)
                                                   December 31,      October 31,         Pro Forma       Pro Forma
                                                      2003             2003              Adjustments     Combined
                                                -------------      -------------      ------------------------------
ASSETS
  Current assets:
    Cash and equivalents                          $         -       $     91,352   A    $   425,000        $ 516,352
    Accounts receivable, trade                                                 -                                   -
    Corporate income tax refundable                                        4,664                               4,664
    GST tax refundable                                                       905                                 905
    Investment in subsidiary                                                   -   B              -                -
                                                -------------      -------------                       -------------
      Total current assets                                  -             96,921                             521,921
                                                -------------      -------------                       -------------


  Property and equipment, net                                             50,784                              50,784
                                                -------------      -------------      -------------    -------------
      Total assets                                $         -        $   147,705          $ 425,000        $ 572,705
                                                =============      =============      =============    =============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses         $         -         $    9,164                             $ 9,164
    Advances from shareholder                          19,933                  -   C        (19,933)               -
    Unearned revenue                                        -              5,492                               5,492
                                                -------------      -------------                       -------------
      Total current liabilities                        19,933             14,656                              14,656
                                                -------------      -------------                       -------------

STOCKHOLDER'S EQUITY
  Preferred stock
  Common stock                                          1,000            354,405   D       (332,162)          23,243
  Capital in excess of par value                        1,800                      E        754,362          756,162
  Retained earnings (deficit)                         (22,733)          (220,526)  F         22,733         (220,526)
  Accumulated other comprehensive income                                   (830)                                (830)
-------------------------------------------------------------      -------------                       -------------
      Total stockholder's equity                      (19,933)           133,049                             558,049
                                                -------------      -------------                       -------------
      Total liabilities and stockholder's equity   $        -          $ 147,705          $ 425,000        $ 572,705
                                                =============      =============      =============    =============

--------------------------------------------------------------------------------
                                                      UNITECH ENERGY CORPORATION
                        Pro Forma Combined Condensed Statements of Income (Loss) For The Years Ended October 31, 2003 and December 31, 2003 (Unaudited)
--------------------------------------------------------------------------------


                                                 Unitech Energy  Unitech Energy
                                                  Corporation         Corp.
                                                    (Nevada)        (Canada)
                                                   December 31,     October 31,            Pro Forma       Pro Forma
                                                      2003             2003                Adjustments      Combined
Revenues from sales and services                         $ -           $ 71,022                              $ 71,022
                                                                                                                    -
General and administrative expenses                    4,358            202,425                               206,783
                                                -------------      -------------                         -------------
    Operating income (loss)                           (4,358)          (131,403)                             (135,761)
                                                -------------      -------------                         -------------
                                                                                                                    -
Other income (expense):                                                                                             -
  Proceeds from settlement of lawsuit,                                                                              -
    net of related expenses                                -            188,054                               188,054
  Interest income                                          -                403                              403.0000
                                                -------------      -------------                         -------------
    Total other income                                     -            188,457                               188,457
                                                -------------      -------------                         -------------
    Income before taxes on income                     (4,358)            57,054                                52,696
                                                                                                                    -
Provision (credit) for taxes on income:                    -                  -                                     -
                                                -------------      -------------                         -------------
    Net (loss)                                      $ (4,358)          $ 57,054                              $ 52,696
                                                =============      =============                         =============


Basic earnings (loss) per common share                                                                         $ 0.01
                                                                                                         =============

Weighted average number of shares outstanding                                                               5,647,700
                                                                                                         =============

                                      F-3

                                                      UNITECH ENERGY CORPORATION
                       Notes to ProForma Combined Condensed Financial Statements
                                                   December 31, 2003 (Unaudited)
--------------------------------------------------------------------------------




A.  Adjustments to cash reflect the following:

Sale of 850,000 shares of restricted common stock for cash     $        425,000
                                                               =================



B.  Adjustments to Investment in subsidiary reflect the following:

Acquisition of subsidiary by issuance of 5,142,857 shares      $        133,049
Elimination of investment in consolidation                             (133,049)
                                                               -----------------
                                                               $               -
                                                               =================



C.  Adjustments to Advance from shareholder reflect the following:

Forgiveness of balance in connection with share exchange
  Agreement                                                            ($19,933)
                                                               =================



D.  Adjustments to Common stock reflect the following:

Return of 425,000 shares to the Company in connection with
  share exchange agreement                                                ($425)
Effect of 30 for 1 forward split                                         16,675
Private placement of 850,000 shares for $425,000 in cash                    850
Acquisition of Unitech (Canada) for 5,142,857 shares                      5,143
Elimination of common stock account of Unitech (Canada)                (354,405)
                                                               -----------------
                                                                      ($332,162)
                                                               =================



E.  Adjustments to Capital in excess of par value reflect the following:

Return of 425,000 shares to the Company in connection with
  share exchange agreement                                                 $425
Effect of 30 for 1 forward split                                        (16,675)
Private placement of 850,000 shares for $425,000 in cash                424,150
Acquisition of Unitech (Canada) for 5,142,857 shares                    127,906
Forgiveness of balance in connection with share exchange
  Agreement                                                              19,933
Elimination entry, elimination of subsidiary                            198,623
                                                               -----------------
                                                                $       754,362
                                                               =================


F.  Adjustments to Retained earnings reflect the following:

Elimination of retained earnings of Unitech (Nevada)            $        22,733
                                                               =================

                             UNITECH ENERGY CORP.
                     Index to Interim Financial Information
                                January 31, 2004
                                   (Unaudited)
--------------------------------------------------------------------------------

Balance Sheet -
     January 31, 2004 .................................................... F-3

Statements of Income (Loss):
     For the quarter ended January 31, 2004 .............................. F-4

Statements of Stockholders' Equity:
     For the quarter ended January 31, 2004 .............................. F-5

Statements of Cash Flows:
     For the quarter ended January 31, 2004 .............................. F-6

Notes to Interim Financial Information:
     January 31, 2004 .................................................... F-7

                                                            UNITECH ENERGY CORP.
                                                                  Balance Sheets
                                                                January 31, 2004
                                                                     (Unaudited)

--------------------------------------------------------------------------------

                                                       (Stated in U.S. Dollars)
                                                                 January 31,
                                                                     2004
                                                            ---------------
ASSETS
  Current assets:
    Cash and equivalents                                           $ 55,226
    Accounts receivable, trade                                          322
    Corporate income tax refundable                                   4,613
    Other receivables                                                   651
                                                            ---------------
      Total current assets                                           60,812
                                                            ---------------

  Property and equipment, net of accumulated
    depreciation of $68,711                                          48,537
                                                            ---------------
      Total assets                                                $ 109,349
                                                            ===============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses                             $ 420
    Advances from shareholder                                             -
    Unearned revenue                                                  5,433
                                                            ---------------
      Total current liabilities                                       5,853
                                                            ---------------

STOCKHOLDER'S EQUITY
  Preferred stock, no par value, unlimited shares authorized,
    no shares issued and outstanding                                      -
  Common stock, no par value, unlimited shares authorized,
     5,717,563 shares issued and outstanding                        354,405
  Retained earnings (deficit)                                      (249,142)
  Accumulated other comprehensive income                             (1,767)
                                                            ---------------
      Total stockholder's equity                                    103,496
                                                            ---------------
      Total liabilities and stockholder's equity                  $ 109,349
                                                            ===============

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                               Statements of Income (Loss) For The Quarter Ended
                                                                January 31, 2004
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                        (Stated in U.S. Dollars)
                                                       Quarter Ended January 31,
                                                       -------------------------
                                                                   2004
                                                            ---------------

Revenues from sales and services                                   $ 21,126

General and administrative expenses                                  50,366
                                                            ---------------
    Operating income (loss)                                         (29,240)
                                                            ---------------

Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                                               -
  Interest income                                                       624
                                                            ---------------
    Total other income                                                  624
                                                            ---------------
    Income before taxes on income                                   (28,616)

Provision (credit) for taxes on income:                                   -
                                                            ---------------
    Net (loss)                                                    $ (28,616)
                                                            ===============


Basic earnings (loss) per common share                              $ (0.01)
                                                            ===============

Weighted average number of shares outstanding                     5,717,563
                                                            ===============

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                        Statements of Stockholders' Equity For The Quarter Ended
                                                                January 31, 2004
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                          (Stated in U.S. Dollars)
                                                                                                     Accumulated
                                                                                       Retained         Other
                                  Preferred Stock               Common Stock           Earnings    Comprehensive
                                Shares       Amount         Shares        Amount       (Deficit)       Income         Total
                               ---------    ---------    ------------   -----------   -----------    -----------   -----------
 Balances, October 31, 2003           -          $ -       5,717,563     $ 354,405     $(220,526)        $ (830)     $133,049
 Net income (loss)                                                                       (28,616)                     (28,616)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                    (937)         (937)
                               ---------    ---------    ------------   -----------   -----------    -----------   -----------
 Balances, October 31, 2003           -          $ -       5,717,563     $ 354,405     $(249,142)      $ (1,767)     $103,496
                               =========    =========    ============   ===========   ===========    ===========   ===========

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                  Statements of Cash Flows For The Quarter Ended
                                                                January 31, 2004
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                       (Stated in U.S. Dollars)
                                                       Quarter Ended January 31,
                                                      --------------------------
                                                                    2004
                                                            ---------------
 Cash flows from operating activities:
   Net income (loss)                                              $ (28,616)

   Adjustments to reconcile net income to cash
   provided (used) by operating activities:
     Depreciation                                                     3,911
   Changes in current assets and liabilities:
     Accounts receivable, trade                                        (322)
     Corporate income tax refundable                                     51
     Other receivables                                                  254
     Accounts payable and accrued expenses                           (8,744)
     Unearned revenue                                                   (59)
                                                            ---------------
       Net cash flows from operating activities                     (33,525)
                                                            ---------------

 Cash flows from investing activities:
                                                            ---------------
       Net cash flows from investing activities                      (1,664)
                                                            ---------------

 Cash flows from financing activities                                     -
                                                            ---------------

 Effect of foreign exchange translation rate changes                   (937)
                                                            ---------------
       Net cash flows                                               (36,126)

 Cash and equivalents, beginning of period                           91,352
                                                            ---------------
 Cash and equivalents, end of period                               $ 55,226
                                                            ===============

 Supplemental cash flow disclosures:
   Cash paid for interest                                      $          -
   Cash paid for income taxes                                             -

The accompanying notes are an integral part of these statements

                                                            UNITECH ENERGY CORP.
                                         Notes to Unaudited Financial Statements
                                                                January 31, 2004
--------------------------------------------------------------------------------
                                                                     (Unaudited)


The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows and stockholders' equity in conformity with generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in Unitech Energy Corp.'s audited financial statements for the period ended October 31, 2003. Operating results for the three months ended January 31, 2004, are not necessarily indicative of the results that can be expected for the year ended October 31, 2004.

Note 1 - Subsequent events:
On January 31, 2004, and effective on February 10, 2004, we entered into a stock exchange agreement with Unitech Energy Corporation, a Nevada corporation, formerly known as Power Professional, Inc. Under the agreement, Unitech (Nevada) acquired all of our outstanding common stock for cash of Canadian $500,000 (which approximates U.S. $376,000) and 16,270,000 of Unitech Nevada's restricted common stock. After the transaction, our shareholders owned a majority of Unitech Nevada's shares. Therefore, we are considered the acquiring company for accounting purposes, and the transaction will be accounted for as a "reverse merger." In the future, financial statements will be presented on a consolidated basis, and our historical results of operations and cash flows will be presented. Our asset carrying values will carry over, similar to a pooling of interests, and no goodwill will be reflected.

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unitech's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Unitech. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Unitech. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b)  unlawful distributions; or
(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of Unitech, filed as Exhibit 3.3, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Unitech, absent a finding of negligence or misconduct in office.

Unitech's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:
                                                  Amount
 SEC registration fee                       $     608.50
 Printing and engraving expenses            $     300.00
 Legal Fees                                 $  20,000.00
 Accountants' fees and expenses             $   4,800.00
 Transfer agent's and registrar's fees      $     750.00
   and expenses
 Miscellaneous                              $       0.00
                                          --------------
 Total                                      $  26,458.50

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

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RECENT SALES OF UNREGISTERED SECURITIES - continued

On February 10, 2004, we issued 850,000 shares of our common stock to a single accredited investor in exchange for an total investment of $425,000, or $0.50 per share.

On February 10, 2004, we issued 16,270,000 shares of our common stock to the shareholders of UCAN in exchange for 100% of all of the UCAN shareholders' common stock held by them in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to James Durward, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 50,000 shares of our common stock to Christopher
A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Dalco Capital, Ltd. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Taurus Capital Group, Corp. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and
Section 4(2) of the Securities Act of 1933, as amended ("Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.

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                                    EXHIBITS

The following exhibits are filed as part of this Registration Statement:

        Exhibit
        Number  Description
          -----------------------------------------
          3.1  Articles of Incorporation (1)
          3.2  Certificate of Amendment (2)
          3.3  Bylaws (1)
          3.4  2004 Equity Incentive Plan
          3.5  Share Exchange Agreement (2)
          5.1  Legal Opinion and Consent of Counsel
          23.1 Consent of Independent Auditors

(1) See Form 10SB12G filed on May 15, 2001 and amended on May 24, 2001 which is hereby incorporated by reference.
(2) See Form 8K filed on February 13, 2004 and amended on April 7, 2004 and April 14, 2004 which is hereby incorporated by reference.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Unitech pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                       52
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UNDERTAKINGS - continued

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada.

Unitech Energy Corp.

By: /s/ James Durward                                      Date: April 20, 2004
    ---------------------------------------
        James Durward, President/Treasurer

By: /s/ Christopher A. Kolacy                              Date: April 20, 2004
    ---------------------------------------
        Christopher A. Kolacy, Secretary

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /s/ James Durward                                      Date: April 20, 2004
  -----------------------------------------
        James Durward, Director

By: /s/ Christopher A. Kolacy                              Date: April 20, 2004
    ---------------------------------------
        Christopher A. Kolacy, Director


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